PRICING SUPPLEMENT No. U5109
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-238458-02
Dated September 11, 2020

Credit Suisse AG $7,285,500 Trigger Autocallable Contingent Yield Notes

Linked to the performance of the Least Performing Underlying between the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF due on September 16, 2022

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF (each an “Underlying” and together the “Underlyings”). Credit Suisse will pay you a Contingent Coupon if the Closing Levels of all the Underlyings on the applicable Observation Date (including the Final Valuation Date) are equal to or greater than their respective Coupon Barriers. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Credit Suisse will automatically call the Notes prior to maturity if the Closing Level of each Underlying on any Observation Date beginning after six months (other than the Final Valuation Date) is equal to or greater than its respective Initial Underlying Level. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Contingent Coupon payable on the Coupon Payment Date immediately following the applicable Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. The Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. You will lose some or all of your investment if the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. The Notes will not pay a Contingent Coupon for a quarter if the Closing Level of any Underlying is below its Coupon Barrier on the applicable Observation Date. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse will automatically call the Notes on any Observation Date after six months (other than the Final Valuation Date) only if both of the Underlyings close at or above their respective Initial Underlying Level on such Observation Date. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐ Contingent Coupon — Subject to Automatic Call, Credit Suisse will pay you a Contingent Coupon if the Closing Level of each Underlying on the applicable Observation Date is equal to or greater than its respective Coupon Barrier. Otherwise, no coupon will be paid for that quarter.
☐ Automatically Callable — Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon payable for that quarter on the Coupon Payment Date immediately following the applicable Observation Date if the Closing Level of each Underlying on any Observation Date beginning after six months (other than the Final Valuation Date) is equal to or greater than its respective Initial Underlying Level. If the Notes are not called, investors may be exposed to the depreciation of the Least Performing Underlying at maturity.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you the full principal amount at maturity. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than your principal amount of your Notes, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Key Dates
Trade Date	September 11, 2020
Settlement Date	September 16, 2020
Observation Dates*	See page 9 (callable after six months)
Final Valuation Date*	September 13, 2022
Maturity Date*	September 16, 2022
* Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Least PERFORMING Underlying FROM ITS INITIAL UNDERLYING LEVEL TO ITS FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 10 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. the notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the Least Performing Underlying between the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Tickers	Contingent Coupon Rate	Initial Underlying Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
iShares® Russell 2000 ETF	IWM UP	7.85%	$149.15	$104.41 (approximately 70% of the Initial Underlying Level)	$104.41 (approximately 70% of the Initial Underlying Level)	22550X550	US22550X5501
Invesco S&P 500® Equal Weight ETF	RSP UP		$109.02	$76.31 (approximately 70% of the Initial Underlying Level)	$76.31 (approximately 70% of the Initial Underlying Level)

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.75 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the Least Performing Underlying between the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF	$7,285,500	$10	$145,710	$0.20	$7,139,790	$9.80

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.20 per $10 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I-C dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦   You believe the Closing Level of each Underlying will be equal to or greater than its respective Coupon Barrier on each of the Observation Dates, and you believe the Final Underlying Level of the Least Performing Underlying will be equal to or greater than its Downside Threshold.

♦   You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the Contingent Coupons, if any, that are based on the Contingent Coupon Rate listed on the cover hereof.

♦   You are willing to invest in the Notes based on the Contingent Coupon Rate, Downside Thresholds and Coupon Barriers specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦   You do not seek guaranteed current income from your investment.

♦   You are willing to invest in securities that are subject to potential Automatic Call after six months and are otherwise willing to hold such securities to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlyings.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦   You believe that any one of the Underlyings will close below its Coupon Barrier on the Observation Dates, or you believe the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold.

♦   You seek an investment that participates in the full appreciation in the level of the Underlyings, and whose return is not limited to the Contingent Coupons, if any, that are based on the Contingent Coupon Rate listed on the cover hereof.

♦   You are unwilling to invest in the Notes based on the Contingent Coupon Rate, Downside Thresholds and Coupon Barriers specified on the cover hereof.

♦   You seek guaranteed current income from your investment.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦   You are unable or unwilling to hold securities that are subject to potential Automatic Call after six months or are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 10 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	Two years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF
Contingent Coupon

If the Closing Level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you the Contingent Coupon applicable to such Observation Date.

If the Closing Level of any Underlying is less than its respective Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be paid and you will not receive any payment in respect of such Observation Date on the immediately following Coupon Payment Date or on any other date.

The table below sets forth the Contingent Coupon amount (based on the Contingent Coupon Rate of 7.85% per annum) that would be applicable to each Observation Date on which the Closing Level of each Underlying is greater than or equal to its respective Coupon Barrier.

Contingent Coupon (per Note) iShares® Russell 2000 ETF and Invesco S&P 500® Equal Weight ETF
$0.19625 per quarter
Contingent Coupons on the Notes are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the Closing Level of any Underlying is less than its Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon rate is 7.85% per annum for Notes linked to the Least Performing Underlying between the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF.
Automatic Call Provision

The Notes will be automatically called if the Closing Level of each Underlying on any Observation Date beginning March 11, 2021 (other than the Final Valuation Date) is equal to or greater than its respective Initial Underlying Level.

If the Notes are called on any Observation Date (beginning March 11, 2021), on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Contingent Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date beginning March 11, 2021 (other than the Final Valuation Date) if the Closing Level of any Underlying on such Observation Date is below its Initial Underlying Level.

Payment at Maturity if not called (per Note)

If the Notes are not called and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the depreciation in the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Key Terms

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Coupon Barrier	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of each Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level

For each Underlying, the Closing Level of such Underlying on any trading day will be the last reported sale price for one share of such Underlying, regular way, of the principal trading session on such day on the relevant exchange multiplied by the share adjustment factor for such Underlying.

Observation Dates	The first Observation Date will occur on December 11, 2020; Observation Dates will occur thereafter as listed in the “Observation Dates/Coupon Payment Dates” section below. The final Observation Date, September 13, 2022, will be the “Final Valuation Date.”
Coupon Payment Dates

The first Coupon Payment Date will occur on December 16, 2020; Coupon Payment Dates will occur thereafter as listed in the “Observation Dates/Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Events of Default:

The first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

An event of default with respect to a series of debt securities occurs upon:

♦    a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

♦    a default in payment of interest when due on any debt security of that series for 30 days;

♦    a default in performing any other covenant in the indenture applicable to that series for 60 days after written notice from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series; or

♦    certain events of bankruptcy, insolvency or reorganization of the relevant issuer.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Extraordinary cash dividends or distributions

For purposes of the Notes offered by this pricing supplement, the following information supersedes the information set forth under the subheading “Extraordinary cash dividends or distributions” on page PS-27 of the accompanying product supplement:

A dividend or other distribution consisting exclusively of cash to all, or substantially all, holders of an Underlying (the “relevant dividend”) will be deemed to be an extraordinary cash dividend if the calculation agent determines that the relevant dividend is declared and paid outside the normal dividend policy or is materially different from the historical dividend, or that the Reference Fund announces will be an extraordinary dividend. For the avoidance of doubt, the relevant dividend may be all or only a portion of any cash dividend or other cash distribution and relevant dividends may occur contemporaneously on any given date.

If an extraordinary cash dividend occurs, the share adjustment factor for such Underlying will be adjusted so that the new share adjustment factor equals the prior share adjustment factor plus the product of:

·	the prior share adjustment factor for such Underlying; and

·	a fraction, the numerator of which is the amount of the extraordinary cash dividend per share of such Underlying and the denominator of which is the closing level of such Underlying on the trading day before the ex-dividend date.

Investment Timeline

Trade Date	The Contingent Coupon Rate is set, the Initial Underlying Level of each Underlying is observed, and the Downside Threshold and Coupon Barrier for each Underlying are determined.

Each Observation Date, including the Final Valuation Date (callable after six months)

If the Closing Level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will be called if the Closing Level of each Underlying on any Observation Date on or after March 11, 2021 (other than the Final Valuation Date) is equal to or greater than its respective Initial Underlying Level. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus the Contingent Coupon payable on the Automatic Call Date.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes have not been called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

The Notes will not pay a Contingent Coupon if the Closing Level of any Underlying is below its Coupon Barrier on the applicable Observation Date. The Notes will not be subject to an Automatic Call on an Observation Date if the Closing Level of any Underlying on such Observation Date is below its Initial Underlying Level. If the Notes are not called, you will lose some or all of your investment at maturity if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates
December 11, 2020*	December 16, 2020*
March 11, 2021	March 16, 2021
June 11, 2021	June 16, 2021
September 13, 2021	September 16, 2021
December 13, 2021	December 16, 2021
March 11, 2022	March 16, 2022
June 13, 2022	June 16, 2022
September 13, 2022**	September 16, 2022**
*	The Notes are not callable until the second Observation Date, which is March 11, 2021.

**	The Notes are not callable on the Final Valuation Date.

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in such event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes will not pay more than the principal amount plus the Contingent Coupon payable on that Coupon Payment Date, if any —The Notes will not pay more than the principal amount plus the Contingent Coupon payable on that Coupon Payment Date, if any, regardless of the performance of any Underlying. Even if the Final Underlying Level of each Underlying is greater than its respective Initial Underlying Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the Notes (excluding Contingent Coupons, if any) is $10 for each $10 principal amount of the Notes. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Call.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Return on the Notes is limited to the sum of any Contingent Coupons and you will not participate in any appreciation of the applicable Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any appreciation in the level of the applicable Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Coupon Payment Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the level of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called or that the level of the applicable Underlying will remain greater than or equal to the Coupon Barrier and Downside Threshold. This is due to the decline in the level of the applicable Underlying and the shorter time remaining for the level of the applicable Underlying to recover to or above the Coupon Barrier and Downside Threshold on a subsequent Observation Date or the Final Valuation Date, respectively. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	You may not receive any Contingent Coupons — Credit Suisse will not necessarily pay periodic coupons on the Notes. If the Closing Level of any one of the Underlyings on an Observation Date is less than its respective Coupon Barrier, Credit Suisse will not pay you the Contingent Coupon applicable to such Observation Date. If the Closing Level of any one of the Underlyings is less than its respective Coupon Barrier on each of the Observation Dates, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of any Underlying could be less than its Coupon Barrier or Downside Threshold on any Observation Date or on the Valuation Date, respectively, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barriers or Downside Thresholds) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, relatively lower Coupon Barriers or Downside Thresholds may not necessarily indicate that you will receive a Contingent Coupon on any Coupon Payment Date or that the Notes have a greater likelihood of a return of principal at maturity. The volatilities of the Underlyings can change significantly over the term of the Notes. The levels of the Underlyings for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	The Notes are subject to a potential Automatic Call, which exposes you to reinvestment risk — The Notes are subject to a potential Automatic Call. If the Notes are automatically called prior to the Maturity Date, you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes.

♦	An Automatic Call would limit your opportunity to be paid Contingent Coupons over the full term of the Notes — The Notes are subject to a potential Automatic Call. If the Closing Level of each Underlying on any Observation Date beginning March 11, 2021 (other than the Final Valuation Date) is equal to or greater than its respective Initial Underlying Level, the Notes will be automatically called and you will receive a cash payment equal to the principal amount of the Notes you hold and the Contingent Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. In this case, you will lose the opportunity to continue to be paid Contingent Coupons from the Automatic Call Date to the scheduled Maturity Date.

♦	Contingent Coupons, if any, are paid on a periodic basis and are based solely on the Closing Levels of the Underlyings on the specified Observation Dates – Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Closing Levels of the Underlyings on such date. As a result, you will not know whether you will receive the Contingent Coupon until near the end of the relevant period. Moreover, because the Contingent Coupon is based solely on the Closing Levels of the Underlyings on a specific Observation Date, if the Closing Level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Closing Level of such Underlying was higher on other days during the relevant period.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of Contingent Coupons not being paid and of you sustaining a significant loss on your investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its Coupon Barrier on an Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	There are risks associated with the Underlyings— Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the Notes. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The performance and market value of each Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — Each Underlying will generally invest in all of the equity securities included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where an Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase securities not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The Notes are linked to the iShares® Russell 2000 ETF and are subject to the risks associated with small-capitalization companies — The iShares® Russell 2000 ETF is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the iShares® Russell 2000 ETF may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in the Underlyings or instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring securities such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Level of the Least Performing Underlying being equal to or greater than its Downside Threshold. Because the Downside Thresholds are observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on a purchase of the shares of the Underlyings or the assets that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the shares of the Underlyings or the assets that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a “total return” feature.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the accompanying product supplement.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear – There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Contingent Coupons (if any) and payments upon Automatic Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Two years
Contingent Coupon Rate:	7.50% per annum (or 1.875% per quarter)
Contingent Coupon:	$0.1875 per quarter
Automatic Call:	Callable after six months
Initial Underlying Level:
Underlying A:	$150
Underlying B:	$110
Coupon Barrier:
Underlying A:	$105 (70% of the Initial Underlying Level)
Underlying B:	$77 (70% of the Initial Underlying Level)
Downside Threshold:
Underlying A:	$105 (70% of the Initial Underlying Level)
Underlying B:	$77 (70% of the Initial Underlying Level)

Example 1 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $130 (at or above Coupon Barrier) Underlying B: $70 (below Coupon Barrier)	Notes NOT callable; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	Underlying A: $160 (at or above Initial Underlying Level and Coupon Barrier) Underlying B: $80 (at or above Initial Underlying Level and Coupon Barrier)	Notes called; Issuer pays principal plus Contingent Coupon of $0.1875 on Automatic Call Date.

	Total Payment (per $10 Note)	$10.1875 (1.875% total return)

Because the Closing Level of each Underlying is equal to or greater than the applicable Initial Underlying Level on the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are called on the second Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $10.1875 per $10 principal amount (reflecting your principal amount plus the applicable Contingent Coupon). You will not receive any further payments on the Notes.

Example 2 — Notes are NOT called and the Final Underlying Level of each Underlying is at or above its respective Downside Threshold and Coupon Barrier on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $115 (at or above Coupon Barrier) Underlying B: $90 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.1875 on first Coupon Payment Date.
Second through Seventh Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Underlying Level) Underlying B: Various (all below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the second through seventh Observation Dates.
Final Valuation Date

Underlying A: $125 (at or above Coupon Barrier and Downside Threshold; below Initial Underlying Level)

Underlying B: $105 (at or above Coupon Barrier and Downside Threshold; below Initial Underlying Level)

Notes NOT callable; Issuer pays principal plus Contingent Coupon of $0.1875 on Maturity Date.

	Total Payment (per $10 Note)	$10.375 (3.75% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold and Coupon Barrier, at maturity, Credit Suisse will pay you $10.1875 per $10 principal amount, which is equal to your principal amount plus the Contingent Coupon due on the Final Valuation Date.

In addition, because the Closing Level of each Underlying was equal to or greater than its respective Coupon Barrier on the first Observation Date, Credit Suisse will pay you a Contingent Coupon of $0.1875 on the immediately following Coupon Payment Date. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on the second through seventh Observation Dates, you will not receive any Contingent Coupons on the immediately following Coupon Payment Dates. When added to the Contingent Coupon of $0.1875 received on the prior Coupon Payment Date, you will have received a total of $10.375 per $10 principal amount, a 3.75% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $140 (at or above Coupon Barrier) Underlying B: $105 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.1875 on first Coupon Payment Date.
Second through Seventh Observation Dates	Underlying A: Various (all at or above Coupon Barrier; below Initial Underlying Level) Underlying B: Various (all below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the second through the seventh Observation Dates.
Final Valuation Date	Underlying A: $110 (at or above Downside Threshold and Coupon Barrier) Underlying B: $44 (below Downside Threshold and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.

	Total Payment (per $10 Note)	$4.1875 (58.125% loss)

Because the Closing Level of at least one Underlying is less than its respective Initial Underlying Level on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold, at maturity, Credit Suisse will pay you $4 per $10 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying B – Initial Underlying Level of Underlying B

Initial Underlying Level of Underlying B

= −0.60

Payment at Maturity = $10 + ($10 × Underlying Return of the Least Performing Underlying)

= $10 + ($10 × –0.60) = $4

In addition, because the Closing Level of each Underlying was equal to or greater than its respective Coupon Barrier on the first Observation Date, Credit Suisse will pay you a Contingent Coupon of $0.1875 on the immediately following Coupon Payment Date. However, because the Closing Level of at least one Underlying was less than its respective Coupon Barrier on the second through final Observation Dates (including the Final Valuation Date), the Issuer will not pay any Contingent Coupon on the immediately following Coupon Payment Dates (including the Maturity Date). When added to the Contingent Coupon of $0.1875 received on the prior Coupon Payment Date, you will have received a total of $4.1875 per $10 principal amount, a 58.125% total loss on the Notes.

Hypothetical Payment at Maturity excluding any Contingent Coupons

The table below assumes the Notes are not called prior to the Final Valuation Date and illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Contingent Coupons, if any. If the Notes are not called and the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold and Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the Contingent Coupon payable. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Contingent Coupons, if any)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	N/A	$10
−10%	−10%	$10
−20%	−20%	$10
−30%	−30%	$10
−31%	−31%	$6.90
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The iShares® Russell 2000 ETF

We have derived all information contained herein regarding the iShares® Russell 2000 ETF from publicly available information. Such information reflects the policies of, and is subject to change by, iShares Trust, which maintains and manages the iShares® Russell 2000 ETF, and BlackRock Fund Advisors, the investment advisor to the iShares® Russell 2000 ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® Russell 2000 ETF.

The iShares® Russell 2000 ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index.

Information filed by the iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® Russell 2000 ETF are listed on the NYSE Arca under ticker symbol “IWM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

The Invesco S&P 500® Equal Weight ETF

We have derived all information contained herein regarding the Invesco S&P 500® Equal Weight ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco Capital Management LLC, which maintains and manages the Invesco S&P 500® Equal Weight ETF and acts as investment advisor to the Invesco S&P 500® Equal Weight ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the Invesco S&P 500® Equal Weight ETF.

The Invesco S&P 500® Equal Weight ETF is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Equal Weight Index.

The Invesco Exchange-Traded Fund Trust is a registered investment company that consists of separate investment portfolios, including the Invesco S&P 500® Equal Weight ETF. Information filed by the Invesco Exchange-Traded Fund Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-102228 and 811-21265. Shares of the Invesco S&P 500® Equal Weight ETF are listed on the NYSE Arca under ticker symbol “RSP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.2% of the index total at each quarterly rebalancing. Therefore, the performances of the S&P 500® Equal Weight Index and the shares of the Invesco S&P 500® Equal Weight ETF will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the Closing Level of each Underlying from January 2, 2015 through September 11, 2020.

We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF, see “The Underlyings” herein.

The Closing Level of the iShares® Russell 2000 ETF on September 11, 2020 was $149.15. The red line on the iShares® Russell 2000 ETF graph represents its Coupon Barrier and Downside Threshold.

The Closing Level of the Invesco S&P 500® Equal Weight ETF on September 11, 2020 was $109.02. The red line on the Invesco S&P 500® Equal Weight ETF graph represents its Coupon Barrier and Downside Threshold.

Correlation of the Underlying

The following graph sets forth the historical performances of the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF from January 2, 2015 through September 11, 2020, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 2, 2015 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2015 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the iShares® Russell 2000 ETF and the Invesco S&P 500® Equal Weight ETF

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of Contingent Coupons not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes.

Assuming this treatment of the Notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the Notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.20 per $10 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated September 9, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated September 9, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.